Exhibit 10.14
[BRAVO BRIO RESTAURANT GROUP, INC. LETTERHEAD]
[Date]
[Name]
[Address]
Dear [Name]:
          Pursuant to the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) hereby grants you a Non-Qualified Option (referred to herein as either the “Option” or “Award”) to purchase [________] shares of Common Stock of Bravo Brio Restaurant Group, Inc. (the “Company”), effective as of [________] (the “Grant Date”). The exercise price of the Option is [________] per share. The Option will not be treated as an incentive stock option.
          Your Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference, and this letter (the “Award Agreement”). In the event of any contradiction, distinction or difference between this Award Agreement and the terms of the Plan, the terms of the Plan will control. All capitalized terms not defined herein shall have the meanings set forth in the Plan.
          Subject to your continued service with the Company or any of its Subsidiaries, one-quarter of your Award will vest and become exercisable on each of the first four anniversaries of the Grant Date. In addition, upon your death or Disability while you are providing services to the Company or any of its Subsidiaries, your Award will fully vest and become exercisable.
          Subject to the terms of the Plan and your continued service with the Company or any of its Subsidiaries, your Award will remain exercisable until the tenth anniversary of the Grant Date (the “Expiration Date”). Upon the date of your termination of service with the Company and its Subsidiaries (a “Termination Date”), your Award shall remain exercisable (the “Exercise Period”) only in accordance with the following provisions:
•	Upon your termination of service with the Company and its Subsidiaries by reason of your death or Disability, any vested portion of your Award shall remain exercisable until the earlier of: (a) 180 days after your Termination Date or (b) the Expiration Date.

•	Upon your termination of service with the Company and its Subsidiaries by the Company (or a Subsidiary) without Cause or by your voluntary termination, any vested portion of your Award shall remain exercisable until the earlier of (a) 30 days after your Termination Date or (b) the Expiration Date.

•	Upon your termination of service with the Company or any of its Subsidiaries for any other reason, any unexercised portion of your Award shall be immediately forfeited with no further compensation due to you upon your Termination Date.
          Any vested and exercisable portion of your Award that is not so exercised within the applicable Exercise Period shall be forfeited with no further compensation due to you. Additionally, any portion of your Award that is not vested or exercisable as of your Termination Date shall cease to vest and shall be immediately forfeited on such date with no further compensation due to you.

          All or part of the exercisable portion of your Option may be exercised by you upon (a) your written notice to the Company of exercise, (b) your payment of the applicable exercise price in cash or as otherwise may be permitted by the Committee and (c) your having made appropriate arrangements with the Company for the withholding of any taxes which may be due with respect to your exercise of the Option. Payment of the exercise price of the Option shall in all events be made within three days of the date of exercise.
          The Company may impose any additional conditions or restrictions on the Award or the exercise of the Option as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities and other laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.
          The Committee may amend the terms of this Award Agreement to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award Agreement or the Plan shall be final and conclusive when made by the Committee.
          Nothing in this Award Agreement shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time.
          Please sign and return a copy of this Award Agreement to [                      ]. Unless a signed copy of this Award Agreement is received within thirty (30) days after the date hereof, the Award shall lapse and become null and void. Your signature hereto also shall acknowledge that you have received and reviewed the Plan and that you agree to be bound by the terms of the Plan.

Very truly yours, BRAVO BRIO RESTAURANT GROUP, INC.
By:
Name:
Title:

Accepted and Agreed:

Dated:

Enclosure           (Copy of Plan)

2